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SCHEDULE OF SALES COMMISSIONS

Specialty Brokers are compensated for sales of this Policy based on percent of premium and percent of account value commission. Percent of premium compensation is calculated as a percentage of premium paid up to the target premium, plus a percentage of premium paid in excess of target premium. The specialty broker can choose a heaped commission scale, a level commission scale, or a blend of the two.

                         Heaped % of Premium Commission

                         Up to Target  Target to Target-2  Excess

Policy Year 1                15%             2.5%            0%
Policy Years 2-7              7.5%           2.5%            2.5%
Policy Years 8+               0%             0%              0%

                         Level % of Premium Commission

                         Up to Target  Target to Target-2  Excess

Policy Year 1                 9%             2.5%            0%
Policy Years 2-7              9%             2.5%            2.5%
Policy Years 8+               0%             0%              0%

                         Asset Trail Commission (% of Account Value)

                         Non-Single Pay           Single Pay

Policy Year 1-7                .10%                    .05%
Policy Years 8+                .20%                    .05%